[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.8

ACP PROGRAM PLATFORM SERVICES AGREEMENT

-i-

7.2	Termination	15
7.3	Notice of Termination	15
7.4	Events Upon Termination or Expiry	15
Article 8	EVENTS OF DEFAULTS AND REMEDIES	15
8.1	Default by TessPay Services or the ACP Carrier	15
8.2	Remedies	16
8.3	Remedies Independent	17
Article 9	GENERAL	17
9.1	Notice	17
9.2	Waiver and Amendment	17
9.3	Invalidity	18
9.4	Assignment of Invoices	18
9.5	Entire Agreement	18
9.6	Governing Law	18
9.7	Jurisdiction	18
9.8	Waiver of Jury Trial	19
9.9	Inurement and Binding Effect	19
9.10	Survival	19
9.11	Counterparts	19

-ii-

ACP PLATFORM SERVICES AGREEMENT

THIS ACP PLATFORM AGREEMENT is dated:

A M O N G:

TESSPAY SERVICES INC., a corporation incorporated under the laws of Delaware, USA, with company registration number 823194114 and having its registered address at 9160 Forum Corporate Parkway, Suite 350, Fort Myers, FL 33905

(“TessPay Services”)

- and –

a corporation incorporated under the laws of
with company registration number
and having its registered address at

(“the ACP Carrier”)

Together, the “Parties”

WHEREAS the ACP Carrier is in the business of providing mobile broadband services and devices (“ACP Services”) to eligible subscribers under the Affordable Connectivity Program (“ACP”) of the United States Government, operating under the Federal Communication Commission (“FCC”), and administered by the Universal Service Administrative Company (“USAC”), collectively referred to as (“the ACP Program”);

AND WHEREAS pursuant to its proprietary online platform, TessPay Services facilitates verification of subscriber and household eligibility under the ACP Program and accounting for amounts due to the ACP Carrier from the USAC in respect of internet service and eligible device discounts afforded to eligible households;

AND WHEREAS pursuant to the functionality of the TessPay Platform, the ACP Carrier will be able to factor accounts receivable from the USAC for the supply of ACP Services with a Platform Factor (as defined below);

AND WHEREAS the ACP Carrier wishes to use the TessPay Platform to support the rendering and settlement and financing of ACP Services;

AND WHEREAS pursuant a factoring agreement with the ACP Carrier, a Platform Factor has agreed to provide funding to the ACP Carrier on the TessPay Platform;

AND WHEREAS TessPay Inc., a Delaware corporation, owns and/or licenses all of the intellectual property related to the TessPay Platform, including all branding in relation thereto and has agreed to grant a licence of such intellectual property to TessPay Services for the purpose of allowing TessPay Services to provide the TessPay Platform to the ACP Carrier and for the ACP Carrier to use the TessPay Platform to provide ACP Services and to settle and finance accounts owing to the ACP Carrier in respect of such ACP Services;

AND WHEREAS this Agreement is being entered into by the parties in order to implement the foregoing.

NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration (the receipt whereof is hereby acknowledged) the Parties agree with one another as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

The following terms, when used in this Agreement or in any of the agreements referred to herein and listed in Section have the following meanings:

(a)	“Accounts Receivable” means the balance of money due to the ACP Carrier for ACP Services used by an eligible household but not yet paid for by the USAC;

(b)	“ACP Services” has the meaning set out in the recitals to this Agreement;

(c)	“ACP Carrier” has the meaning set out in the recitals to this Agreement;

(d)	“Affiliate” has the meaning set out in the Delaware Code, Title 8, Chapter 1;

(e)	“Agreement” means this agreement, as it may be amended, restated or supplemented from time to time, and all schedules hereto;

(f)	“Business Day” means a weekday, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, excluding Saturday, Sunday and all holidays observed in the United States of America in which the banks are open for business;

(g)	“Coordinated Universal Time” means the primary time standard by which the world regulates clocks and time. It is within about 1 second of mean solar time at 0° longitude and is not adjusted for daylight saving time;

(h)	“Confidential Information” of a Party means any and all material and information of a Party or any of its Affiliates (in this definition called the “Disclosing Party”) that has or will come into the possession or knowledge of the other Party or any of its Affiliates (in this definition called the “Recipient”) in connection with or as a result of entering into this Agreement including information concerning the Disclosing Party’s past, present and future customers, suppliers, technology and business. For the purposes of this definition, “information” and “material” includes know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever. Notwithstanding the foregoing, Confidential Information does not include the following information:

(i)	information that is in the public domain when it is received by or becomes known to the Recipient or that subsequently enters the public domain through no fault of the Recipient (but only after it enters the public domain);

(ii)	information that is already known to the Recipient at the time of its disclosure to the Recipient by the Disclosing Party and is not the subject of an obligation of confidence of any kind;

(iii)	information that is independently developed by the Recipient without any use of or reference to the Confidential Information of the Disclosing Party where such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; and

(iv)	information that is received by the Recipient in good faith without an obligation of confidence of any kind from a third-party who the Recipient had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Recipient subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received;

(i)	“Disclosing Party” has the meaning set out in the definition of Confidential Information herein;

(j)	“Dispute” has the meaning set out in Section 6.1;

(k)	“Event of Default” has the meaning set forth in Article 8;

(l)	“Force Majeure Event” has the meaning set out in Section 5.8;

(m)	“Initial Term” has the meaning set out in Section 7.1;

(n)	“Intellectual Property Rights” means:

(i)	any and all proprietary rights provided under:

(A)	patent law;

(B)	copyright law;

(C)	trade mark law;

(D)	design patent or industrial design law; or

(E)	any other statutory provision or common law principle applicable, including trade secret law that may provide a right in ideas, formulae, algorithms, concepts, inventions or know-how generally, or in the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how and any rights of publicity or privacy, wheresoever any such right may arise; and

(ii)	any and all applications, registrations, licences, sublicences, agreements or any other evidence of a right in any of the foregoing;

(o)	“Maintenance” means upgrading the TessPay Platform and any software related to same from time to time, providing bug fixes, work-arounds, patches and error corrections for the TessPay Platform and, generally, ensuring that the TessPay Platform functions in accordance with the requirements of this Agreement;

(p)	“Marks” means a Party’s trademarks, trade names, design marks, domain names, uniform resource locators, service marks, logos and/or brand names;

(q)	“Parties” means all the parties to this Agreement and “Party” means one of them (as the context indicates);

(r)	“Person” means and includes an individual, partnership, corporation (including a business trust), joint stock company, a limited liability company, an unincorporated association, a joint venture or any other entity or governmental authority;

(s)	“Platform Factor” means either TessPay Finance, a corporation incorporated under the laws of Delaware, USA, or TessPay Services AG, a corporation incorporated under the laws of Switzerland, or TessPay Limited, a corporation incorporated under the laws of the United Kingdom, by purchasing the invoices issued to the USAC by ACP Carriers to document accounts receivable from the USAC;

(t)	“Recipient” has the meaning set out in the definition of Confidential Information h

(u)	“Renewal Term” has the meaning set out in Section 7.1;

(v)	“Signature Date” means the date of last signature of this Agreement;

(w)	“Term” has the meaning set out in Section 7.1;

(x)	“TessPay Inc.” has the meaning set out in the recitals to this Agreement;

(y)	“TessPay Platform” has the meaning set forth in the recitals to this Agreement and is further described in Schedule “A” hereto.

(z)	“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware;

The Recitals in this Agreement form an integral part of this Agreement and are intended to assist in the interpretation of this Agreement and any attached Schedules.

The Schedules to this Agreement form an integral part of this Agreement unless otherwise specified therein, and references to a Schedule are intended by the Parties to refer to the relevant Schedule as it is modified from time to time with the mutual consent of the Parties.

Article 2

USE OF TESSPAY PLATFORM

2.1 Intent of Agreement

Pursuant to the terms and conditions set forth herein, TessPay Services hereby grants a license to the ACP Carrier to use the TessPay Platform solely for the purpose of informing of ACP Services provided by means of the TessPay Platform,

(a)	securing funding from a Platform Factor in connection with the provision and financing of ACP Services;

(b)	settlement of amounts due from the USAC for ACP Services; and

(c)	such other legitimate actions as are enabled by the functionality of the TessPay Platform.

2.2 TessPay Platform

The services provided pursuant to the TessPay Platform shall include the services described in Schedule “A” to this Agreement.

2.3 Use of the TessPay Platform by the ACP Carrier

The use of the TessPay Platform for the ACP Carrier to receive funds from a Platform Factor and settle amounts due from the USAC for ACP Services shall be effected in accordance with the steps set out in this Section 2.3.

(a)	Creating and Amending an ACP Carrier Profile. The ACP Carrier shall input such information as is required for the purposes of creating a profile on the TessPay Platform, including, but not limited to: name, address, email addresses, phone numbers, corporate status, beneficial owners, and bank accounts.

(b)	ACP Carrier Administrators. The ACP Carrier shall provide identification in accordance with “Know Your Customer” TessPay Services requirements, including without limitation valid passport identification of a primary administrator of the ACP Carrier who shall be an officer or director of the ACP Carrier, and of a second administrator who shall also be an officer or director of the ACP Carrier, and who together with primary administrator, shall be referred to as the “ACP Carrier Administrators”. The ACP Carrier Administrators shall be authorized to use the TessPay Platform and the ACP Carrier shall appoint one Platform Carrier Administrator as the single point of contact for TessPay Services. All notices pursuant to this Agreement may be sent to such ACP Carrier Administrator. The ACP Carrier Administrators will in turn be authorized to grant or revoke access and set permissions to the TessPay Platform for authorized employees to perform certain functions.

(c)	Changes to the ACP Carrier Profile. All changes to the ACP Carrier’s profile on the TessPay Platform must be authorized by both ACP Carrier Administrators.

2.4 Financing ACP Services

(i)	Upon the execution and for the term of this agreement, the ACP Carrier shall submit all ACP Services eligible for claim to the USAC, to the TessPay Platform, and shall obtain all financing from a Platform Factor. For greater clarity, the ACP Carrier may not use the TessPay Platform selectively, and only finance selected claims, the ACP Carrier shall submit all eligible claims to the TessPay Platform as described in Schedule A. The Platform Factor shall transfer funds from its online account wallet (the “Platform Factors’ Wallet”) to the ACP Carrier’s Wallet for Approved Claims.

(ii)	To obtain financing from a Platform Factor, the ACP Carrier shall accept financing terms offered by a Platform Factor. The financing terms proposed by the Platform Factor shall include without limitation, factoring fees, and financing amounts. The ACP Carrier shall accept such terms pursuant to a separate agreement between the Platform Factor and the ACP Carrier specifying the terms and conditions of the financing arrangement.

Deposit of Funds to Platform Wallets. Funds deposited by the USAC, or a Platform Factor shall be deposited in an account maintained by TessPay Finance (the “TessPay Depository” as set forth on the TessPay Platform and shall be recorded in the ACP Carrier Wallet or Platform Factor Wallet. The ACP Carrier Wallets and Platform Factor Wallets will carry balances denominated in United States Dollars. In accordance with the financing arrangements agreed to between a Platform Factor and the ACP Carrier, funds will be transferred by the TessPay Platform from the Platform Factor Wallet to the ACP Carrier Wallet.

(iii)	Withdrawal of Funds from the ACP Carrier Wallet. The ACP Carrier may request the withdrawal of funds from its ACP Carrier Wallet, and such funds shall be wired to the ACP Carrier as soon as practical, but in any event, no later than within two (2) Business Days of such request.

2.5 Dispute Resolution

Any disputes among the ACP Carrier a Platform Factor in respect of the matters set forth herein (a “Dispute”) shall be settled among such parties in accordance with dispute settlement procedures set out in Platform Factor Agreement and no party shall make a claim against TessPay Services in respect of such Dispute. TessPay Services will participate as an intervener in any such Dispute to the extent required by the Platform Factor Agreement.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1 Of TessPay Services

TessPay Services hereby makes the following covenants, representations and warranties to the ACP Carrier, and acknowledges that the ACP Carrier is relying upon such covenants, representations and warranties, as an inducement to enter into and consummate the transactions contemplated by this Agreement:

(a)	TessPay Services:

(i)	is a corporation duly incorporated, organized, validly existing and in good standing under the laws of Delaware; and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by TessPay Services of this Agreement has been duly authorized by all requisite corporate action; neither the execution of this Agreement, nor the consummation of the transactions contemplated herein, violates, conflicts with or results in, or will violate, conflict with or result in, a breach by TessPay Services of the terms, conditions or provisions, as applicable, of its articles or other charter documents or by-laws or of any other agreement or undertaking to which it is a party or by which it is bound; there are no approvals, consents or waivers required to be obtained or applications required to be filed from or with any Person whatsoever under any agreement, document or licence in order to permit the transactions and use of the TessPay Platform as contemplated by this Agreement;

(ii)	there is no claim, suit, action, investigation or proceeding pending or threatened against or otherwise involving TessPay Services (including, but not limited to, voluntary or involuntary bankruptcy or general assignment for the benefit of creditors or infringement of any third Person’s Intellectual Property Rights):

(A)	in connection with this Agreement or the ACP Services contemplated by this Agreement; or

(B)	that, if determined adverse to TessPay Services, would have a material adverse effect on the ability of TessPay Services to perform any of its obligations under this Agreement;

(iii)	will, throughout the Term, enter into agreements with all Persons, whether employees, consultants, contractors or otherwise who are or will be involved in the utilization of the TessPay Platform and such agreements will contain specific confidentiality provisions and acknowledgments for the protection of the ACP Carrier’s confidential and proprietary business information; and

(iv)	will maintain the TessPay Platform in functional condition so that it functions in accordance with its specifications and this Agreement.

None of the foregoing representations, warranties, and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to the ACP Carrier.

3.2 Of the ACP Carrier

The ACP Carrier hereby makes the following representations and warranties to TessPay Services, and acknowledges and agrees that TessPay Services is relying upon such covenants, representations and warranties, as an inducement to enter into and to consummate the transactions contemplated by this Agreement:

(a)	The ACP Carrier will, at the time of its incorporation and throughout the Term: be a company duly incorporated and organized under the laws of and will continuously have the power and authority to conduct its business and provide ACP Services; and have the power and authority to execute, deliver and perform its obligations under this Agreement;

(b)	The execution, delivery and performance of this Agreement by the ACP Carrier does not and will not violate any applicable law, regulation, rule, judgment, decree, order or other requirement of any governmental authority having jurisdiction; and does not and will not constitute or result in any breach, default, acceleration or termination (with or without the giving of notice or passage of time) under its articles, by-laws or other charter documents or any agreement, licence, sub-licence, contract or other obligation of the ACP Carrier that would have a material adverse effect on the ability of the ACP Carrier to perform any of its obligations under this Agreement;

(c)	This Agreement constitutes a legal, valid and binding obligation of the ACP Carrier and will be enforceable against the ACP Carrier in accordance with its terms; there are no approvals, consents or waivers required to be obtained or applications required to be filed from or with any Person whatsoever under any agreement, document or licence to permit the transactions and ACP Services contemplated by this Agreement ; there is no claim, suit, action, investigation or proceeding pending or threatened against or otherwise involving the ACP Carrier (including, but not limited to, voluntary or involuntary bankruptcy or general assignment for the benefit of creditors or infringement of any third Person’s Intellectual Property Rights): in connection with this Agreement or ACP Services contemplated by this Agreement; or that, if determined adverse to the ACP Carrier, would have a material adverse effect on ability of the ACP Carrier to perform any of its obligations under this Agreement;

(d)	The ACP Carrier will, throughout the Term, enter into agreements with all Persons, whether employees, consultants, contractors or otherwise who are or will be involved in the provision of ACP Services and such agreements will contain specific confidentiality provisions and acknowledgments for the protection of TessPay Services confidential and proprietary business information; and

(e)	None of the foregoing representations, warranties, and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to TessPay Services.

3.3 Disclaimers

UNDER NO CIRCUMSTANCES WILL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THE USE OR PERFORMANCE OF THE TESSPAY PLATFORM OR ANY DELIVERABLES ARISING THEREFROM EVEN IF THE PARTY SUFFERING SUCH DAMAGES HAS BEEN ADVISED OF THE POSSIBILITY OF SAME.

Article 4

LIMITATION OF LIABILITY

4.1 Limitation

THE TOTAL LIABILITY OF TESSPAY, UNDER THIS AGREEMENT ARISING FROM BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY WILL IN NO CIRCUMSTANCES EXCEED THE NET FEES (AFTER ALL PAYMENTS, DISCOUNTS AND OTHER EMOLUMENTS TO TESSPAY) EARNED BY TESSPAY DURING THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE WHEN THE CAUSE OF ACTION FIRST AROSE.

4.2 Indemnity

The ACP Carrier hereby indemnifies and shall save TessPay Services and its respective employees, officers, directors and agents (each a “Representative”) harmless from and against all claims, suits, losses, damages and costs suffered by, imposed upon or asserted against a Representative as a result of, in respect of, connected with, or arising out of, under or pursuant to, but without duplication: (i) any failure of the ACP Carrier to perform or fulfill its obligations pursuant to this Agreement or any agreement or understanding that is relevant to this Agreement, (ii) any breach, inaccuracy, default or violation of any representation or warranty given by the ACP Carrier in this Agreement or any agreement or understanding that is relevant to this Agreement; or (iii) the ACP Carrier’s use of the TessPay Platform.

In the event that a claim is made against the ACP Carrier in respect of ACP Services provided pursuant to the TessPay Platform, the ACP Carrier shall promptly give TessPay Services written notice of such claim.

4.3 Taxes

All payments to be made by TessPay Services pursuant to this Agreement shall be made without set off, compensation, deduction or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any applicable law, regulation or international agreement requires TessPay Services to make any such deduction or withholding from any such payment, the sum due to the ACP Carrier in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, TessPay Services receives a net sum equal to the sum that it would have received had no deduction or withholding been required.

Article 5

INTELLECTUAL PROPERTY PROTECTION

5.1 Acknowledgment

(a)	Title to the TessPay Platform and all software related to the TessPay Platform will remain at all times with TessPay Inc.;

(b)	The TessPay Platform and all software related to the TessPay Platform are trade secrets of TessPay Inc.; and

(c)	All Marks associated with the TessPay Platform are owned by TessPay Inc. or its licensors and ACP Carrier has no rights of ownership therein or of use thereof except as granted in this Agreement.

5.2 Privacy Rights

The ACP Carrier acknowledges that TessPay Services is subject to statutory obligations respecting maintaining the privacy of the information of ACP Carriers. The Parties agree to observe the provisions of the Delaware Online Privacy and Protection Act and all similar legislation applicable to the data collected and stored by TessPay Services and the ACP Carrier throughout the Term.

5.3 TessPay Services Marks and Notices

The ACP Carrier will not, nor will it permit others to, remove, alter, cover or obscure any Marks or proprietary or identifying notices or designations from any component of the TessPay Platform.

5.4 Treatment of Confidential Information

(a)	The ACP Carrier acknowledges that the ACP Carrier shall not receive information regarding the identity of users of the TessPay Platform other than the identity of the party with which it has entered into an agreement.

(b)	Notwithstanding Section (a), each Party acknowledges that in the course of carrying out, performing and fulfilling its responsibilities to the other Parties it has had and will have access to and will be entrusted with confidential and proprietary information of a party with which it has entered into an agreement on the TessPay Platform. The ACP Carrier will only use Confidential Information as needed in the performance of its duties as set out in this Agreement and for no other purpose. During the term of this Agreement and at all times thereafter, each ACP Carrier will maintain the confidential nature of the Confidential Information of each of the other Parties and will not directly or indirectly use or disclose, or permit others to use or disclose, allow access to, transmit or transfer such Confidential Information, or any part thereof, to any Person. The ACP Carrier acknowledges that it will not acquire any right, title or interest in or to any other Party’s Confidential Information even if it was developed by the acknowledging Party.

(c)	Without limiting the generality of Section 5.4(a), each Party will use the Confidential Information of another Party only for the purposes contemplated by this Agreement. The Recipient will use reasonable efforts not less rigorous than those required under TessPay Services standard confidentiality procedures to ensure that the Confidential Information of the Disclosing Party is not disclosed, published, released, transferred or otherwise made available in any form to, for the use or benefit of, any third Person except as provided in this Section 5.4 without such Disclosing Party’s approval, which may be unreasonably withheld. The Recipient will, however, be permitted to disclose relevant aspects of the Disclosing Party’s Confidential Information to its officers and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that the Recipient will take all reasonable measures to ensure that Confidential Information of the Disclosing Party is not disclosed in contravention of the provisions of this Agreement. The Recipient will also be permitted to disclose relevant aspects of the Disclosing Party’s Confidential Information to its professional advisors, sub-contractors, suppliers and agents on such terms that are reasonable considering the sensitivity of the Confidential Information, legal requirements and the identity of the disclose, which terms will at least include the requirement set out in this Section 5.4. The obligations in this Section 5.4 will not restrict any disclosure by either Party pursuant to:

(i)	any applicable law;

(ii)	by order of any court of competent jurisdiction or government agency;

(iii)	disclosure as is required as part of the Dispute resolution process contemplated by this Agreement; or

(iv)	disclosure as is required in the course of judicial proceedings to enforce rights and/or remedies under this Agreement, providing that the Disclosing Party has taken all reasonable steps to obtain a judicial order to close such proceedings and files relating to such information to all Persons other than the parties thereto, unless such process has been waived in writing by the Party whose Confidential Information is to be disclosed,

(v)	provided that the Disclosing Party will endeavour to give prompt notice to the Recipient of any such requirement to disclose.

5.5 Exception

Notwithstanding the provisions of Section 5.4 or any other provision of this Agreement, the Parties may:

(a)	refer generally to the existence of this Agreement and the type of commercial relationships created hereby;

(b)	disclose the specific terms of this Agreement in connection with significant transactions involving the Recipient to other potential parties to such transactions or their professional advisors, provided that such other Party will not be permitted to retain any copies of this Agreement, to disclose such information to any other Person or to use such information other than in connection with any such significant transaction, and provided further that such potential parties to the transactions are not competitors of the other Party hereto or its Affiliates; and

(c)	reuse, in the ordinary course of business, the text of this Agreement as a precedent or template, provided that any material that may provide information as to the identity of the Parties or any of them will be removed prior to such reuse. Notwithstanding the foregoing, no Party will disclose that such material originated from its relationship with another Party and will take reasonable steps to remove any information from such material that is commercially sensitive or that would allow a Person to conclude that such material originated from the relationship of the Parties.

5.6 Third-Party Rights

No Party will disclose to another any know-how, system or information in contravention of any non- disclosure obligation binding on the Disclosing Party. Further, no Party will knowingly make available to another Party any know-how, system or information in contravention of the Intellectual Property Rights of any third Person.

5.7 Maintenance

TessPay Services will exercise reasonable commercial efforts to keep the TessPay Platform running continuously for the purposes of this Agreement. However, the ACP Carrier acknowledges that from time to time, TessPay Services will be required to perform routine Maintenance, upgrades, and other required or fortuitous events. These events generally will not occasion an interruption in service; further planned events will be announced sufficiently in advance of their application to give reasonable notice to users of the TessPay Platform.

5.8 Force Majeure

(a)	No Party will be liable for a failure or delay in the performance of its obligations pursuant to this Agreement, including a failure or delay of TessPay Services or the ACP Carrier in respect of the provision of the TessPay Platform and the temporary inability of TessPay Services or the SCP Platform Carrier to implement disaster recovery plans, provided that such failure or delay:

(i)	cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work around plans or other means; and

(ii)	such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, strikes, lock outs or labor disruptions or revolutions in the United States of America, or any other causes beyond the reasonable control of such Party, (each, a “Force Majeure Event”), but it is mutually acknowledged that impecuniosity or inability to pay is not a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the non-performing Party will be excused from any further performance of those of its obligations pursuant to this Agreement affected by the Force Majeure Event only for so long as:

(A)	such Force Majeure Event continues and for so long after as the affected Party may reasonably require alleviating the effect of the Force Majeure Event; and

(B)	such Party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay.

(b)	A Party delayed by a Force Majeure Event will:

(i)	promptly notify the other Parties by telephone or e-mail (to be confirmed in writing within three (3) days of the inception of such delay) of the occurrence of a Force Majeure Event, and

(ii)	describe in reasonable detail the circumstances causing the Force Majeure Event.

(c)	The occurrence of a Force Majeure Event in respect of another ACP Carrier of TessPay Services will not constitute a Force Majeure Event under this Agreement, but the failure or partial failure of external, third Person telecommunications or other external digital systems or systems dependent upon other external digital systems such as, for example only, any public utility or service provided by any third Person, not being a part of the TessPay Platform, will be deemed to constitute a Force Majeure Event.

Article 6

DISPUTE RESOLUTION PROCEDURES

6.1 Definitive Information

The ACP Carrier acknowledges and agrees that all settlements on the TessPay Platform and the information collected and recorded on the TessPay are definitive.

Any dispute, controversy, claim, question or difference (a “Dispute”) between TessPay Services and the ACP Carrier, other than as set forth above, relating to this Agreement or the matters contemplated hereunder will be resolved in accordance with the provisions of this Article 6.

6.2 Initial Resolution Method

If a Dispute cannot be resolved at the level of the representatives of the Parties who deal with their day-to-day interaction, the Dispute will be escalated to a meeting of the primary ACP Carrier Administrator and a representative of TessPay Services. If such Persons are unable to resolve the Dispute within five (5) Business Days after referral of the matter to them, the Parties will submit the Dispute for resolution pursuant to Section 6.3.

6.3 Resolution of Unresolved Disputes

If any Dispute is not resolved pursuant to Sections 6.1 and 6.2, either Party may, within thirty (30) Business Days after the completion of the procedure set forth in Section 6.2, initiate the Dispute resolution proceedings contemplated under Section 6.4.

6.4 Arbitration

If the Dispute cannot be settled within a period of thirty (30) days (or such longer period as agreed to by the Parties), the Dispute will be referred to, and conclusively settled pursuant to the rules and procedures of the American Arbitration Association.

6.5 Equitable Remedies

For greater certainty, nothing in this Article 6 will delay or prevent either Party from taking, or require either Party to take, any steps prior to taking action to seek an interim and interlocutory equitable on notice or ex parte, to enforce any provision herein to protect Intellectual Property Rights, data or other Confidential Information, or to require the specific performance of functions critical to the business of the Party seeking such remedy.

6.6 Confidentiality

The Parties agree that the existence of any Dispute being resolved under this Article 6 and any steps or proceedings taken by the Parties in connection therewith will be deemed to be Confidential Information of the Parties, except to the extent that disclosure of such information is necessary in connection with proceedings instituted in the arbitration, in accordance with Sections 6.4 and 6.5. With respect to any proceedings to obtain an equitable remedy as contemplated under Section 6.5, the Parties will take all reasonable steps to minimize public disclosure of the nature of the Dispute.

Article 7

TERM AND TERMINATION

7.1 Term

The term of this Agreement (the “Initial Term”) will be for a period of one (1) year commencing on the date hereof subject to earlier termination in accordance with the provisions hereof. The Agreement shall automatically renew for one (1) year periods after the Initial Term unless otherwise agreed to by the Parties in writing, any such additional period of time to be referred to as a “Renewal Term”. The Initial Term of this Agreement and any and all Renewal Terms are herein collectively referred to as the “Term”.

7.2 Termination

Either Party may terminate this Agreement on thirty (30) days’ notice for an Event of Default by the other Party or, where the Event of Default is non-payment to TessPay Services, upon five (5) days’ notice.

7.3 Notice of Termination

Any termination hereof will be by written notice of the terminating Party to the other Party. Such notice will state the Event of Default pursuant to which termination may occur.

7.4 Events Upon Termination or Expiry

Upon the termination or expiry of this Agreement for any reason:

(a)	The ACP Carrier will immediately deliver up to TessPay Services all TessPay Services Confidential Information, and will not retain any copies thereof; and

(b)	notwithstanding such termination or expiry, each Party will remain liable to the other in accordance with the provisions hereof for any liability, breach or Default arising hereunder or pursuant to any agreement prior to such termination or expiry.

Article 8

EVENTS OF DEFAULTS AND REMEDIES

8.1 Default by TessPay Services or the ACP Carrier

The occurrence of any one or more of the following events will constitute a Default by either Party, as the case may be, under this Agreement but will not be considered an Event of Default if such Default is remedied prior to the expiry of the relevant notice period (if any) and the relevant cure period (if any) applicable to such Default as hereinafter set out:

(a)	if either Party fails, in any material respect, to perform or observe any of its material obligations under this Agreement and such failure continues unremedied for a period of ten (10) days following notice thereof (giving particulars of the failure in reasonable detail) from either Party to the other Party hereto, as the case may be, or such longer period as may be reasonably necessary to cure such failure (if such failure is capable of being cured); provided that:

(i)	the defaulting Party, as the case may be, proceeds with all due diligence to cure or cause to be cured such failure; and

(ii)	its proceedings can be reasonably expected to cure or cause to be cured such failure within a reasonable time frame acceptable to the non-defaulting Party, acting reasonably, provided that Defaults relating to failures that are incapable of being cured will not give rise to a right to terminate this Agreement if the defaulting Party proceeds with all due diligence to prevent such failures from recurring and the defaulting Party’s proceedings can reasonably be expected to prevent such failures from recurring within a time frame acceptable to the non- defaulting Party, acting reasonably;

(b)	if the ACP Carrier misuses a TessPay Inc. Mark or other Intellectual Property Rights of TessPay Inc. and fails to cure such misuse within five (5) Business Days of the sending of notice of Default;

(c)	if:

(i)	any proceedings are commenced or taken for the dissolution, liquidation or winding-up of either Party or for the suspension of operations of either Party; or

(ii)	a decree or order of a court having jurisdiction is entered adjudging a Party bankrupt or insolvent, or approving as properly filed a petition seeking a winding-up or arrangement or compromise of a Party under the Delaware Code Title 8, Chapter 1, Subchapter X or any other bankruptcy, insolvency or analogous law or if a trustee, receiver, receiver and manager, interim receiver, monitor, custodian or other Person with similar powers is appointed in respect of a Party or in respect of all or a substantial portion of its property or assets; or

(iii)	this Agreement will be deemed to have been terminated in accordance with the provisions of Section 7.2 promptly on the occurrence of any such event; or

(iv)	there is a change in the financial condition, business or affairs of TessPay Services or the ACP Carrier that has a material and adverse effect on the ability of TessPay Services or the ACP Carrier to meet its obligations under this Agreement.

8.2 Remedies

Upon the occurrence of an Event of Default by either Party under this Agreement, the non-defaulting Party may do any or all the following, as the case may be, in its sole and absolute discretion but subject to Article 6 hereof, will determine:

(a)	except as expressly specified otherwise in Section 8.1, terminate this Agreement in accordance with the provisions of Section 7.2 hereof; and

(b)	exercise any of its other rights and remedies provided for hereunder or otherwise available to it at law or in equity.

8.3 Remedies Independent

Subject to Article 6 and any other provisions to the contrary herein, each Party hereto may, in its sole discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against a defaulting Party, authorized hereunder or permitted by law and may proceed to exercise any and all rights hereunder and no remedy for the enforcement of the rights of the non-defaulting Party will be exclusive of any other rights or remedies provided hereunder or at law or in equity or be dependent upon any such right or remedy and any one or more of such rights or remedies may from time to time be exercised independently or in combination.

Article 9

GENERAL

9.1 Notice

Any notice to be given in respect of this Agreement will be in writing, including by e-mail, and delivered by personal delivery or electronic means. The addresses for services of such notices are as follows:

If to TessPay Services Inc.:

9160 Forum Corporate Parkway, Suite 350
Fort Myers, FL 33905
Attn: Jeff Mason, CEO
Email: [*]

If to the ACP Carrier

Email:

or such other address that the addressee may from time to time have notified the addressor. A notice will be deemed to have been sent and received on the day it is delivered personally or by courier, or on the day on which transmission is confirmed, if by email.

9.2 Waiver and Amendment

No delay or omission by either Party to exercise any right or power it has under this Agreement or to object to the failure of any covenant of any other Party to be performed in a timely and complete manner, will impair any such right or power or be construed as a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the Party waiving its rights. No waiver, amendment or other modification of this Agreement will be effective unless in writing and signed by each Party to this Agreement.

9.3 Invalidity

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable in any respect, then the remaining provisions of this Agreement, or the application of such provisions to Persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each such provision of this Agreement will be valid and enforceable to the extent granted by law.

9.4 Assignment of Invoices

The ACP Carrier acknowledges and consents to the assignment and sale of invoices on the TessPay Platform to a Platform Factor purchased by such Platform Factor. Assignment of this Agreement

The ACP Carrier may not assign this Agreement without the consent of TessPay Services which consent may be withheld arbitrarily.

TessPay Services may assign this Agreement, without the consent of the ACP Carrier provided that such assignment is made to an Affiliate or to any successor in a merger or acquisition of TessPay Inc. or such Affiliate.

9.5 Entire Agreement

This Agreement together constitute the entire agreement among the Parties with respect to the subject matter hereof. There are no other understandings, agreements, representations or warranties except as herein expressly set forth in this Agreement.

9.6 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles thereof regarding conflict of laws.

9.7 Jurisdiction

Subject to the provisions herein for Dispute resolution, the Platform Carrier hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or any of the agreements, documents or instruments delivered in connection herewith may be brought in the state and federal courts located in the State of Delaware that TessPay Services may elect (PROVIDED THAT PLATFORM CARRIER ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE STATE OF DELAWARE), and, by execution and delivery hereof, the Platform Carrier accepts and consents to, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by TessPay Services in writing, with respect to any action or proceeding brought by the ACP Carrier against TessPay Services. Nothing herein shall limit the right of TessPay Services to bring proceedings against the Platform Carrier in the courts of any other jurisdiction. The ACP Carrier hereby waives, to the full extent permitted by law, any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens.

9.8 Waiver of Jury Trial

EACH OF TESSPAY SERVICES AND THE ACP CARRIER HEREBY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY RELATED AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Inurement and Binding Effect

This Agreement and, as applicable, will inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns.

9.10 Survival

The sections of this Agreement that, by their terms or by implication, are intended to survive the termination hereof will survive such termination.

9.11 Counterparts

This Agreement may be executed in any number of counterparts, all which taken together will constitute one single agreement between the Parties. This Agreement may be executed by facsimile signature, and the Parties agree that delivery of this Agreement by facsimile transmission will constitute valid and effective delivery.

[signature page follows]

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be signed, sealed and delivered by their respective authorized signatories as of the date first written above.

TESSPAY SERVICES INC.

Per:	Jeff Mason
CEO

Per:

- Signature Page to TessPay Services ACP Platform Agreement -

SCHEDULE A

1. Request for Funding

a.	To make a Request for Funding, the ACP Carrier shall upload files to the TessPay Platform.

b.	Each file shall contain the subscriber claim data (monthly service, or devices) as specified in the templates on the TessPay Platform.

c.	The TessPay Platform may elect to automatically upload the Monthly Recurring Charges (MRC) from the NLAD login provides by the ACP Carrier to TessPay.

2. Verification

a.	The TessPay Platform will take as input each file uploaded by the ACP Carrier and perform a validation on each line of the respective files by comparing the values of each line to the data in the NLAD.

b.	The TessPay Platform will then produce two files from each uploaded file:

i.	A list of the line items that are validated with the NLAD for each subscriber and device claim.

ii.	A list of the line items that were not validated, together with the rejection reason for each.

c.	The line items that were rejected can be updated correcting the deficiencies and resubmitted as a new file in step 1.l

3. Settlements

a.	Pursuant to the ACP Factoring Agreement, the Factor will make a transfer for the value of the claim less a 10% holdback (90% of the value of the approved line items) in 2.b.i above, less the Factor’s fees.

b.	Advance rates are as follows:

i.	New or monthly recurring sales: $30 for each subscriber per month, or $75 if the subscriber is on Tribal land.

ii.	Devices: $100 or the value the USAC has assigned for each device reimbursement, whichever is less.

c.	Settlements will be made by posting advances to the ACP Carrier’s TessPay Platform wallet.

d.	Settlements will occur the business day following the verification in step 2 above.

4. Withdrawals

a.	The ACP Carrier may make a withdrawal request of any positive balance in their TessPay Platform Wallet.

b.	The withdrawal request will be executed by TessPay the same banking day if made before noon Easter Time, or the following banking day if after.

5. Claims Submission

a.	A few days prior to the Claims cycle due date, the TessPay Platform will produce a file containing the subscribers and devices that it has previously approved for all advances in step 2 above for the current claim period (TessPay Proforma Claim).

b.	The ACP Carrier, shall upload the claims file produced from its BSS (UNIVO, Telgoo etc.).

c.	The TessPay Platform shall perform a comparison of these files.

d.	If the files are identical, TessPay will approve the claim for submission.

e.	If there are omissions from the TessPay Proforma Claim, the ACP Carrier shall have the opportunity to correct, or confirm that the omissions are valid.

i.	In the instance where the ACP Carrier confirms that the omissions are valid, the TessPay Platform shall deduct the value of these omissions from the ACP Carrier wallet on the next business day.

6. Payment

a.	Payments are to be directed to a bank account designated by TessPay Finance.

b.	The ACP Carrier shall effect this payment direction by changing the deposit bank account in their SAM.gov portal, and provide a copy of the report from SAM.gov evidencing this change.

i.	If the ACP Carrier makes a change to any value in its SAM.gov portal, they shall provide a new copy of the current report to TessPay to evidence that the banking coordinates have not changed.

c.	Once the funds have been received to TessPay Finance’s designated account, the TessPay Planform will confirm that this amount matches the value of the claim in step 5 above.

d.	If the amount received matches the claim value in full:

i.	TessPay Finance will return the 10% holdback amount deducted in step 3.a above, and credit this amount to the ACP Carrier’s TessPay Platform wallet.

e.	If the amount received is greater than 90% but less than 100% of the claim value:

i.	TessPay Finance will return the 10% holdback amount deducted in step 3.a above, less the shortfall in payment relative to the full claim amount, and credit this amount to the ACP Carrier’s TessPay Platform wallet.

f.	If the amount received is less than 90% of the claim value:

i.	TessPay Finance will use the full amount of the holdback to partially satisfy the shortfall in payment relative to the full claim amount.

ii.	The TessPay Platform shall deduct the remaining portion of the shortfall from the ACP Carrier wallet on the next business day.

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